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                                                                   EXHIBIT 99.1




                         CRITICAL PATH WELCOMES TWO NEW
                        MEMBERS TO ITS BOARD OF DIRECTORS

           PUBLIC RELATIONS POWERHOUSE AND HIGH-TECH STRATEGIC PLANNER
                         ROUND OUT CRITICAL PATH'S BOARD



        SAN FRANCISCO --AUGUST 2, 2001-- Critical Path, Inc. (Nasdaq: CPTH), a global leader in providing messaging and directory infrastructure, announced today that Larry Weber and Jeffrey T. Webber will replace Kevin Harvey and George Zachary on its board of directors.

        "Both Larry and Jeff contribute the management expertise and deep understanding of the technology industry needed to help drive the company's priorities of growth and profitability," said David Hayden, Critical Path's founder and executive chairman. "We will draw on their wealth of knowledge and experience as we take Critical Path's global business to its next level. This is also a natural time for our original venture investors to transition off the board."

        Kevin Harvey of Benchmark Capital and George Zachary of Mohr Davidow, helped guide the company through its early developmental years. Critical Path thanks them for their early vision, their dedication to the company and for the hard work they both put in over the past six months to help the company through its recent crisis.

        Larry Weber currently serves as the chairman and chief executive officer of Weber Shandwick Worldwide, the largest public relations firm in the world. In 1987, Weber founded The Weber Group, a technology focused public relations firm based in Cambridge, Mass. Under his leadership, the firm grew to become one of the largest and most established public relations firms in the United States. The Interpublic Group purchased The Weber Group in 1996, and Weber was subsequently named chairman and CEO of Interpublic's Advanced Marketing Services. Weber serves on several boards, including the Museum of Science in Boston, the Massachusetts Interactive



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Media Council and several technology start-ups including EchoMail, eMaven and
Firepond. He holds a bachelor's degree from Denison University, and a master's degree from Antioch College in Oxford, England.

        Jeff Webber founded R.B. Webber & Company, and has served as its president since 1991. R.B. Webber & Co. provides strategic planning and consulting services to high technology companies in Silicon Valley. He is an entrepreneur and visionary in his own right, and has served on over 20 public boards throughout his career, including Sagent, Sybase, Commerce One, and AvantGo. He is currently focusing on working with companies where he believes the basic business model and technology, position the company for explosive growth in the aftermath of the technology market correction. Mr. Webber holds a BA degree in American Studies from Yale University.



About Critical Path

Critical Path Inc. (Nasdaq: CPTH) is a leading provider of communications solutions for Wireless carriers, Service Providers and Corporations through its integrated platform of messaging applications and directory infrastructure. Critical Path is headquartered in San Francisco, with offices throughout Europe, Asia and Latin America. More information on Critical Path can be found at http://www.cp.net./

This press release contains forward-looking statements regarding the Company and its expectations, which involve certain risks and uncertainties. Factors that could cause the Company's results to differ materially from its expectations include: failure to expand our sales and marketing activities; unplanned system interruptions and capacity constraints that could reduce our ability to provide messaging services and harm our business and our reputation; potential difficulties associated with strategic relationships; ability to respond to rapid technological change of the Internet messaging industry; competition; foreign currency fluctuations; failure to maintain or reduce operating expense levels; delays in customer orders; recognition of revenue from customers; problems related to managing the Company's expected growth, including the ability to maintain or improve upon cost efficiencies; and the failure to realize savings due to perceived synergies of acquired business. These and other risks and uncertainties are described in more detail in the company's Critical Path's Annual Report on Form 10-K filed for the fiscal year ended December 31, 2000, as amended, and the Quarterly report on form 10-Q for the quarter ended March 30, 2001, as amended, and any and all subsequent filings with the Securities and Exchange Commission (www.sec.gov).



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Note to Editors: Critical Path and the Critical Path logo are the trademarks of
Critical Path, Inc. All other trademarks are the property of their holders.

        For additional information, contact:

        Critical Path, Inc.
        Mike Bishop, (415) 344-5059 (Investor Relations) mike.bishop@cp.net
        Tom Birkeland, (415) 808-8773  (Media)
        tbirkeland@cp.net